Exhibit 10.1

FIFTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of December 15, 2014
among
SYNERGY RESOURCES CORPORATION
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent
KEYBANK NATIONAL ASSOCIATION
 Syndication Agent
AMEGY BANK NATIONAL ASSOCIATION
COMMUNITY BANKS OF COLORADO
JPMORGAN CHASE BANK, N.A.
 Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC.
KEYBANK NATIONAL ASSOCIATION
Joint Lead Arrangers and Joint Book Managers

SIGNATURE PAGES
ANNEX I LIST OF MAXIMUM CREDIT AMOUNTS
ANNEX A CONDITIONS PRECEDENT
ANNEX B POST CLOSING OBLIGATIONS
ANNEX C AMENDMENTS TO DEFINITIONS
ANNEX D AMENDMENTS TO CREDIT AGREEMENT
ANNEX E AMENDMENTS TO ARTICLE V (INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY)
EXHIBITS K-1, K-2, K-3 AND K-4  FORM OF U.S. TAX COMPLIANCE CERTIFICATES

The Company will furnish supplementally to the Commission a copy of any exhibit to this Agreement

FIFTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter called this “Amendment”) is dated as of December 15, 2014, by and among Synergy Resources Corporation (the “Borrower”), each lender party to the Credit Agreement referred to below and SunTrust Bank, as Administrative Agent for such lenders (in such capacity, together with its successors in such capacity “Administrative Agent”) and as an Issuing Bank, and Community Banks of Colorado, a division of NBH Bank, N.A., in its capacity as the existing Administrative Agent (“Existing Agent”) and as an Issuing Bank (“Existing Issuing Bank”) under the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the Borrower, Administrative Agent and the lenders from time to time party thereto (the “Lenders”) are parties to that certain Amended and Restated Credit Agreement dated as of November 28, 2012, as amended by the following:  that certain First Amendment to Credit Agreement dated as of February 12, 2013, Second Amendment to Credit Agreement dated as of June 28, 2013, Third Amendment to Credit Agreement dated as of December 20, 2013 and Fourth Amendment to Credit Agreement dated as of June 3, 2014 (the “Existing Credit Agreement” and, as amended by this Amendment and as further amended, modified or restated from time to time, the “Credit Agreement”), whereby upon the terms and conditions therein stated the Lenders have agreed to make certain loans to the Borrower upon the terms and conditions set forth therein;
WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below; and
WHEREAS, subject to the terms and conditions hereof, the Lenders are willing to agree to the amendments to the Credit Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:
SECTION 1.        Definitions.

(a)            Unless otherwise defined in this Amendment, each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement.  The interpretive provisions set forth in Sections 1.02, 1.03 and 1.04 of the Credit Agreement shall apply to this Amendment.

(b)            As used in this Amendment, the following terms shall have the meanings set forth below:

“Amendment Effective Date” has the meaning given to such term in Section 7 of this Amendment.
“Bayswater Acquisition Agreement” means the Purchase and Sale Agreement dated October 29, 2014 by and among Bayswater Exploration & Production LLC, Bayswater Blenheim Holdings, LLC and Bayswater Blenheim Holdings II, LLC, as sellers, and the Borrower, as buyer.

“Bayswater Transactions” means the acquisition by the Borrower of the Assets as defined in the Bayswater Acquisition Agreement.
SECTION 2.     Borrowing Base; Maximum Credit Amount.  Effective on the Amendment Effective Date, (a) the Borrowing Base is increased to $230,000,000.00, the Conforming Borrowing Base shall be $200,000,000 and the Non-Conforming Borrowing Base shall be $30,000,000 and (b) the Maximum Credit Amount is increased to $500,000,000.00.

SECTION 3.      Extension of Maturity.  The definition of “Termination Date” is amended by deleting “May 29, 2019” and inserting in lieu thereof “December 15, 2019”.

SECTION 4.      Appointment of New Agent and Issuing Bank.

As of the Amendment Effective Date:
(a)            (i) The Existing Agent hereby resigns as the Administrative Agent under the Credit Agreement and shall be fully discharged from all duties and obligations, and have no further liability in its capacity as Administrative Agent in connection with the Credit Agreement or the other Loan Documents to which it is a party; (ii) the Existing Issuing Bank shall be deemed to be an Issuing Bank only with respect to the Letter of Credit issued by it and remaining outstanding as of the Amendment Effective Date (and all modifications and extensions thereto that are permitted by the terms of the Credit Agreement) and shall have no obligation to issue any additional Letters of Credit under the Credit Agreement; (iii) the Lenders do hereby appoint SunTrust Bank as the Administrative Agent, and the Borrower agrees to such appointment, and the Borrower appoints SunTrust Bank as Issuing Bank under the Credit Agreement and the other Loan Documents, and the Lenders agree to such appointment; and (iv) SunTrust Bank agrees to and does hereby accept such appointment as Administrative Agent and Issuing Bank under the Credit Agreement and the other Loan Documents.

(b)            The Borrower and the Lenders hereby confirm that SunTrust Bank succeeds to the rights and obligations of the Administrative Agent under the Credit Agreement and the other Loan Documents and is hereby vested with all of the rights, powers, privileges, and duties of the Administrative Agent thereunder.

(c)            The Borrower and the Lenders hereby confirm that SunTrust Bank shall have and is hereby vested with all of the rights, powers, privileges, and duties of an Issuing Bank under the Credit Agreement.

(d)            The Borrower and the Lenders hereto agree that SunTrust Bank shall not have any liability for any actions taken or omitted to be taken by the Existing Agent or Existing Issuing Bank while it served as the Administrative Agent or Issuing Bank as the case may be, under the Credit Agreement and the other Loan Documents.

SECTION 5.   Additional Amendments to Credit Agreement.  Effective on the Amendment Effective Date, the Credit Agreement is hereby further amended as follows:

(a)            Commitments.  Annex I to the Credit Agreement (List of Maximum Credit Amounts) is hereby replaced with Annex I attached hereto.

(b)            Amendments.  The Credit Agreement is amended as set forth on Annex C, Annex D and Annex E.  In addition, Exhibits K-1, K-2, K-3 and K-4 are added as Exhibits to the Credit Agreement in the forms attached to this Amendment.

SECTION 6.    Reallocation of Commitments.  Effective on the Amendment Effective Date:

(a)            The Administrative Agent, the Borrower and the Lenders and Issuing Banks parties hereto consent to the following:  (i) the reallocation of the Commitments so that each Lender’s Commitment is as set forth on Annex I attached hereto, (ii) the reallocation of the participations in Letters of Credit in accordance with each Lender’s Applicable Percentage as set forth on Annex I attached hereto, and (iii) the termination of each Departing Lender’s Commitment.  Any Lender under the Existing Credit Agreement whose name is not shown on Annex I is referred to herein as a “Departing Lender”.  On the Amendment Effective Date after giving effect to such reallocation and increase of the Commitments, the Commitment and Applicable Percentage of each Lender shall be as set forth on Annex I attached hereto and the Commitment of each Departing Lender shall terminate.  The reallocation of the Commitments among the Lenders, including the assignment by each such Departing Lender of all of its rights, interests, liabilities and obligations under the Credit Agreement to the other Lenders, shall be deemed to have been consummated on the Amendment Effective Date pursuant to the terms of the Assignment and Assumption attached as Exhibit F to the Credit Agreement as if the Lenders and the Departing Lender had executed an Assignment and Assumption with respect to such reallocation.  The Administrative Agent hereby waives the $3,500.00 processing fee set forth in Section 12.04(b)(ii)(c) of the Credit Agreement with respect to the assignments and reallocations contemplated by this Section 6.

(b)            If, as a result of the reallocation effected under this Section 6, any Lender (including any Departing Lender) incurs any losses, cost or expense as a result of any payment of Eurodollar Loan prior to the last day of the Interest Period applicable thereto (whether by the Borrower or by reallocation of the outstandings of the Eurodollar Loans under the Credit Agreement to effect the assignments provided herein) and such Lender makes a request for compensation, the Borrower shall compensate the Lender in accordance with Section 5.02 of the Credit Agreement.

(c)            Each institution that is a party hereto that is not a Lender under the Existing Credit Agreement (each, a “New Lender”) represents and agrees as follows: (i) it has received a copy of the Existing Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment, (ii) it has, independently and without reliance upon the Administrative Agent, any other agent, any Lender or any arranger, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, and (iii)  it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 7.   Conditions of Effectiveness.  (a) This Amendment shall become effective as of the date (the “Amendment Effective Date”) that each of the conditions precedent set forth on Annex A hereto shall have been satisfied.

(b)            Without limiting the generality of the provisions of Sections 6.01 and 6.02 of the Credit Agreement, for purposes of determining compliance with the conditions specified in Annex A, each Lender that has signed this Amendment (and its permitted successors and assigns) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

(c)            The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date.

SECTION 8.    Post-Closing Requirements.  The Borrower shall comply with the requirements set forth on Annex B hereto within the time frames set forth therein as may be extended by the Administrative Agent.

SECTION 9.    Representations and Warranties.  The Borrower represents and warrants to Administrative Agent and the Lenders, with full knowledge that such Persons are relying on the following representations and warranties in executing this Amendment, as follows:

(a)            It has the organizational power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of it requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

(b)            The Credit Agreement, as amended by this Amendment, the Loan Documents and each and every other document executed and delivered to the Administrative Agent and the Lenders in connection with this Amendment to which it is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)            This Amendment does not and will not violate any provisions of any of the Organizational Documents of the Borrower.

(d)            No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Amendment.

(e)            After giving effect to this Amendment, the delivery of the Loan Documents required to be delivered pursuant to the Amendment, the consummation of the Bayswater Transactions and Loans being made on the Amendment Effective Date, the representations and warranties of the Borrower contained in Article VII of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects, provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that, in each case, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and (ii) for purposes hereof, the representations and warranties contained in Sections 7.04(a), (b) and (c) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 8.01 of the Credit Agreement or this Amendment.

(f)            The Bayswater Transactions have been, or contemporaneously with the effectiveness of this Amendment and the funding of the Loans on the Amendment Effective Date are being, consummated on the Amendment Effective Date (x) in accordance with applicable Governmental Requirements and (y) in accordance with the terms and conditions of the Bayswater Acquisition Agreement as in effect on the date of this Amendment without taking into effect any waiver, amendment, supplement or other modification (including without limitation exercise by the Borrower of any option under Section 10.02 of the Bayswater Acquisition Agreement not to require satisfaction of a condition precedent), in each case unless approved by the Administrative Agent.

(g)       As of the Amendment Effective Date, notwithstanding any provision in any Security Instrument to the contrary, no Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” or “collateral” or similar definition in any Security Instrument and no Building or Manufactured (Mobile) Home is encumbered by any Security Instrument. As used in this paragraph, “Building” means any Building or Manufactured (Mobile) Home, in each case as defined in the applicable Flood Insurance Regulations); and “Flood Insurance Regulations” means (I) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (II) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (III) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

SECTION 10.   Miscellaneous.

(a)            Reference to the Credit Agreement.  Upon the effectiveness hereof, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)            Effect on the Credit Agreement; Ratification.  Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.  By its acceptance hereof, the Borrower hereby ratifies and confirms each Loan Document to which it is a party in all respects, after giving effect to the Borrowing Base redetermination and amendments set forth herein.

(c)            Extent of Amendments.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are not amended, modified or affected by this Amendment.  The Borrower hereby ratifies and confirms that (i) except as expressly amended hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral and the Liens on the Collateral securing the Indebtedness are unimpaired by this Amendment and remain in full force and effect.

(d)            Loan Documents.  The Loan Documents, as such may be amended in accordance herewith, are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.  This Amendment is a Loan Document.

(e)            Claims.  As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Administrative Agent and Lenders to enter into this Amendment, the Borrower represents and warrants that, as of the date hereof, it does not know of any defenses, counterclaims or rights of setoff to the payment of any Indebtedness of the Borrower to Administrative Agent, Issuing Bank or any Lender.

(f)            Execution and Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or pdf shall be equally as effective as delivery of a manually executed counterpart.

(g)            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York and applicable federal laws of the United States of America.

(h)            Headings.  Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 11.    NO ORAL AGREEMENTS.  THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS.  THIS AMENDMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY THE BORROWER, ADMINISTRATIVE AGENT, ISSUING BANK AND/OR LENDERS REPRESENT THE FINAL AGREEMENT BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

SECTION 12.    No Waiver.  The Borrower hereby agrees that no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Administrative Agent or any Lender.  Nothing contained in this Amendment nor any past indulgence by the Administrative Agent, Issuing Bank or any Lender, nor any other action or inaction on behalf of the Administrative Agent, Issuing Bank or any Lender, (i) shall constitute or be deemed to constitute a waiver of any Defaults or  Events of Default which may exist under the Credit Agreement or the other Loan Documents, or (ii) shall constitute or be deemed to constitute an election of remedies by the Administrative Agent, Issuing Bank or any Lender, or a waiver of any of the rights or remedies of the Administrative Agent, Issuing Bank or any Lender provided in the Credit Agreement, the other Loan Documents, or otherwise afforded at law or in equity.

Signatures Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
BORROWER:	SYNERGY RESOURCES CORPORATION

	By:	/s/ Edward Holloway
Edward Holloway
Co-Chief Executive Officer

Signature Page to Fifth Amendment

SUNTRUST BANK, as Administrative Agent and as an Issuing Bank and a Lender

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

Signature Page to Fifth Amendment

COMMUNITY BANKS OF COLORADO, as Existing Administrative Agent

By:	/s/ Sarah E. Burchett
Name:	Sarah E. Burchett
Title:	Vice President

COMMUNITY BANKS OF COLORADO, as an Issuing Bank and a Lender

By:	/s/ Sarah E. Burchett
Name:	Sarah E. Burchett
Title:	Vice President
Signature Page to Fifth Amendment

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Dravenstott
Name:	John Dravenstott
Title:	Vice President

Signature Page to Fifth Amendment

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Charles Troeger
Name:	Charles Troeger
Title:	VP

Signature Page to Fifth Amendment

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Darren Vanek
Name:	Darren Vanek
Title:	Senior Vice President

Signature Page to Fifth Amendment

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Lender

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

By:	/s/ Sharada Manne
Name:	Sharada Manne
title:	Managing Director

Signature Page to Fifth Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Vice President

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
title:	Vice President

Signature Page to Fifth Amendment

IBERIABANK, as a Lender

By:	/s/ Tyler S. Thoem
Name:	Tyler S. Thoem
Title:	Vice President

Signature Page to Fifth Amendment

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS
Name of Lender	Applicable Percentage	Maximum Credit Amount	Amount of Commitment on Amendment Effective Date
SunTrust Bank	17.3913%	$86,956,521.74	$40,000,000.00
KeyBank National Association	15.2174%	$76,086,956.52	$35,000,000.00
Amegy Bank National Association	13.0435%	$65,217,391.30	$30,000,000.00
Community Banks of Colorado	13.0435%	$65,217,391.30	$30,000,000.00
JPMorgan Chase Bank, N.A.	13.0435%	$65,217,391.30	$30,000,000.00
Credit Agricole Corporate & Investment Bank	9.7826%	$48,913,043.48	$22,500,000.00
Deutsche Bank AG	9.7826%	$48,913,043.48	$22,500,000.00
IberiaBank	8.6957%	$43,478,260.87	$22,500,000.00

Total	100.0000%	$500,000,000.00	$230,000,000.00

Annex I

ANNEX A
 CONDITIONS PRECEDENT
1.            The Administrative Agent shall have received (which may be by electronic transmission), in form and substance satisfactory to the Administrative Agent, each of the following documents:

(a)            (i) a counterpart of this Amendment which shall have been executed by the Administrative Agent, the Issuing Bank, the Existing Agent, the Existing Issuing Bank, each of the Lenders shown on Annex I to this Amendment as having a Commitment Amount on the Amendment Effective Date and the Borrower (which may be by telecopy or PDF transmission) and (ii) Notes duly executed by the Borrower payable to each Lender shown on Annex I to this Amendment as having a Commitment Amount on the Amendment Effective Date dated as of the Amendment Effective Date;

(b)            (i) Security Instruments covering the Oil and Gas Properties and real property and fixtures acquired by the Borrower pursuant to the Bayswater Acquisition Agreement; and (ii) such other Security Instruments, title information, supplements, documents and instruments that the Administrative Agent shall have requested so that (y) before giving effect to the Bayswater Acquisition the Administrative Agent has received reasonably satisfactory title information on at least 80% (by NPV) of the total Proved Reserves attributable to the Oil and Gas Properties of Borrower and (z) after giving effect to the Bayswater Acquisition Borrower has granted to the Administrative Agent as security for the Indebtedness a perfected first-priority Lien interest  (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on at least 80% (by NPV) of the total Proved Reserves attributable to the Oil and Gas Properties of Borrower (it being understood that any filing or recordation may occur after the Amendment Effective Date so long as the Administrative Agent has the authority to make such filings and recordations on the Amendment Effective Date);

(c)            the certificate described in Section 6.01(b) of the Credit Agreement signed by the Secretary or an Assistant Secretary of the Borrower and the certificate described in Section 6.01(d) of the Credit Agreement prepared taking into account and giving effect to the Bayswater Transactions, this Amendment and any extensions of credit on the Amendment Effective Date, in each case dated as of the Amendment Effective Date, and the items described in Sections 6.01(c), (m) and (p) of the Credit Agreement, in each case dated as of a recent date;

(d)            legal opinion of Hart & Hart LLC, counsel to the Borrower, and legal opinion from New York counsel (satisfactory to the Administrative Agent) as Borrower’s special New York counsel; and

(e)            a certificate executed by a Responsible Officer of the Borrower (i) with respect to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Bayswater Transactions, this Amendment and any Loans being made on the Amendment Effective Date, and (ii) certifying as to the matters set forth in Sections 3,  5(a), 9 and 10 of this Annex A and as to the matters set forth in Section 6.02 of the Credit Agreement, in each case taking into account and giving effect to the Bayswater Transactions, this Amendment and any extensions of credit on the Amendment Effective Date.

2.            The conditions precedent in Section 6.02 of the Credit Agreement shall have been satisfied.

3.            Each of the representations and warranties set forth in Section 9 of this Amendment shall be true and correct.

4.            The Administrative Agent shall have received fully executed copies of the Bayswater Acquisition Agreement and all other documents and agreements evidencing the Bayswater Transactions, which must have terms and conditions reasonably satisfactory to the Administrative Agent, together with all exhibits and schedules, and all amendments, waivers, supplements and other modifications thereto, which shall have been certified by a Responsible Officer of the Borrower as being true and correct and complete.

5.            (a) The Bayswater Acquisition shall have been consummated (or shall be consummated on the Amendment Effective Date substantially simultaneously with the funding of the requested Loans on the Amendment Effective Date) (x) in accordance with applicable Governmental Requirements and (y) in accordance with the terms and conditions of the Bayswater Acquisition Agreement as in effect on the date of this Amendment without taking into effect any waiver, amendment, supplement or other modification (including without limitation exercise by the Borrower of any option under Section 10.02 of the Bayswater Acquisition Agreement not to require satisfaction of a condition precedent), in each case unless approved by the Administrative Agent.

(b)            The capitalization, structure and equity ownership of Borrower after giving effect to the Bayswater Transactions and the transactions contemplated by this Amendment shall be satisfactory to Administrative Agent in all material respects.
6.            The Administrative Agent shall have received Borrower’s audited consolidated balance sheet and related statement of operations (accompanied by consolidated schedules), shareholders’ equity and cash flows as of the end of the fiscal year ended August 31, 2014, all reported on by EKS&H or another firm of independent public accountants of recognized national or regional standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and certified by one of its Financial Officers, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

7.            The Administrative Agent shall have received a pro forma statement of consolidated results of operations for the Borrower and its consolidated subsidiaries for the four-quarter period most recently ended prior to the Amendment Effective Date for which financial statements are available, and a pro forma balance sheet, income statement, statement of cash flows and projections of the Borrower and its subsidiaries as of the last day of such four-quarter period, giving pro forma effect to the Bayswater Transactions as if the Bayswater Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) (the “Pro Forma Statements and Projections”), together with such information as the Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such Pro Forma Statements and Projections. The Pro Forma Statements and Projections must demonstrate, in the reasonable judgment of the Administrative Agent, together with all other information then available to the Administrative Agent, that the Borrower has the ability to repay its debts and satisfy its other obligations as and when due and to comply with the financial covenants set forth in the Loan Documents.**

8.            Borrower shall have paid, or shall have made arrangements with the Administrative Agent to pay with the proceeds of the Borrowing made on the Amendment Effective Date, (a) the principal of outstanding Loans, together with accrued interest, and fees and other amounts which are required by the terms of the Credit Agreement to be paid on the Amendment Effective Date to Departing Lenders, if any, pursuant to the Credit Agreement, (b) the principal of outstanding Loans, together with accrued interest, and fees and other amounts which are required by the terms of the Credit Agreement to be paid on the Amendment Effective Date to Lenders, and (c) all other fees and expenses due to the Lenders, the Departing Lenders, and the Administrative Agent (including, but not limited to, reasonable attorneys’ fees of counsel to the Administrative Agent).

9.            All approvals of a Governmental Authority or third party necessary in connection with the Bayswater Acquisition, the financing and transactions contemplated hereby and the continued operations of Borrower’s business shall have been obtained in form and substance satisfactory to the Administrative Agent in all material respects and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Bayswater Acquisition or the financing thereof, or any transactions contemplated hereby.

10.            The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Bayswater Transactions, any transaction contemplated hereby, or that could have a Material Adverse Effect on Borrower, the Bayswater Transactions, the Assets (as defined in the Bayswater Acquisition Agreement) or any transaction contemplated hereby or on the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents.

11.            The Borrower shall have delivered such documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws as requested by the Administrative Agent or any Lender.

ANNEX B
 POST CLOSING OBLIGATIONS
Within 60 days after the Amendment Effective Date (or such longer period of time as may be permitted by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, title information on the Oil and Gas Properties acquired pursuant to the Bayswater Acquisition so that the Administrative Agent has received, together with title information previously delivered to the Administrative Agent,  reasonably satisfactory title information on at least 80% (by NPV) of the total Proved Reserves attributable to the Oil and Gas Properties of Borrower.

B-1

ANNEX C
 AMENDMENTS TO DEFINITIONS
1.                  New Definitions.  The following definitions are hereby added to Section 1.01 of the Credit Agreement in proper alphabetical order:

“Administrative Agent” means SunTrust Bank, as administrative agent for the Lenders under the Loan Documents or any successor Administrative Agent.
“Conforming Borrowing Base” has the meaning assigned to such term in Section 2.07(g).
“Conforming Borrowing Base Utilization” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of Revolving Credit Exposures of the Lenders on such day and the denominator of which is, before the Conforming Date, the Conforming Borrowing Base, and after the Conforming Date, the Borrowing Base.
“Conforming Date” has the meaning assigned to such term in Section 2.07(g).
“Fifth Amendment Closing Date” means the “Amendment Effective Date” as such term is defined in that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of December [__], 2014 by and among the Borrower, the Administrative Agent, and the Lenders party thereto.
“Loan Party” means the Borrower and each Guarantor.
“Non-Conforming Borrowing Base” means the amount determined under Section 2.07(g).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.
“Sanctions” means any sanctions administered or enforced by the United States Government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant authority that administers or enforces Sanctions.
“Withholding Agent” means the Borrower and the Administrative Agent.
2.                   Amended and Restated Definitions.  The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Adjusted LIBO Rate” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing  on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period; and provided further that if the rate referred to in clause (i) above is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and the Adjusted LIBO Rate shall not be less than zero.

“Applicable Margin” means, for any day, the rate per annum set forth in the grid below based upon the Type of Loan or Borrowing and the Conforming Borrowing Base Utilization percentage then in effect, subject to a minimum interest rate floor (which includes the Applicable Margin and the Alternate Base Rate or Adjusted LIBO Rate, as the case may be) of 2.5% per annum:
A	B	C	D
Conforming Borrowing Base Utilization	Eurodollar Loan	ABR Loan	Unused Commitment Fee
≥ 110%	400 bps	275 bps	50 bps
≥ 100% and < 110%	325 bps	200 bps	50 bps
≥ 90% and < 100%	275 bps	150 bps	50 bps
≥ 75% and < 90%	250 bps	125 bps	50 bps
≥ 50% and < 75%	225 bps	100 bps	50 bps
≥ 25% and < 50%	200 bps	75 bps	37.5 bps
< 25%	175 bps	50 bps	37.5 bps

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Commodity Exchange Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“LC Commitment” means $5,000,000.

“Prime Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
“Required Lenders” means (a) with respect to approval of a decrease or maintenance of the Borrowing Base, Lenders holding, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Revolving Credit Exposure, unless there is no outstanding Revolving Credit Exposure at such time, and in such case, then Lenders holding, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the existing Commitments at such time; and (b) with respect to all other approvals requiring the consent of the Required Lenders, Lenders holding, in the aggregate, greater than fifty percent (50.0%) of the outstanding Revolving Credit Exposure at such time, unless there is no outstanding Revolving Credit Exposure at such time, and in such case, then Lenders holding, in the aggregate, greater than fifty percent (50.0%) of the existing Commitments at such time.
3.                  Amendments to Definitions.  The following definitions in Section 1.01 of the Credit Agreement are amended as follows:

“Borrowing Base Utilization Percentage”:  the definition of “Borrowing Base Utilization Percentage” is deleted.
“Business Day”:  the definition of “Business Day” is amended by deleting the word “Colorado” and replacing it with “Atlanta, Georgia”.
“Defaulting Lender”:  the definition of “Defaulting Lender” is amended as follows:
Revise the wording that appears immediately  prior to clause (a) to read as follows:  “ “Defaulting Lender” means, at any time, a Lender that has”
Add the following new sentences at the end of such definition:  “A Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.”
“Excepted Liens”: the definition of “Excepted Liens” is amended by revising clause (i) in its entirety to read as follows: “(i) Liens securing, on a pari passu basis with the Indebtedness of the Borrower under this Agreement, Secured Hedging Agreements and the obligations thereunder;”

“FCPA”: the definition of “FCPA” is amended by adding the following to the end of such definition: “and the rules and regulations issued thereunder and any other applicable anti-corruption law.”
“Indebtedness”:  the definition of “Indebtedness” is amended by adding the following new sentence to the end thereof: “Without limiting the foregoing, “Indebtedness” includes all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred pursuant to this Agreement or any other Loan Document).”
“Issuing Bank”:  the definition of “Issuing Bank” is amended by deleting “Community Banks of Colorado,” and inserting lieu thereof: “SunTrust Bank”.  In addition the following sentence is added to the end of such definition:  “The parties to this Agreement agree and acknowledge that as of the Fifth Amendment Effective Date, a Letter of Credit issued pursuant to this Agreement by Community Banks of Colorado exists, and Community Banks of Colorado shall be deemed to be an Issuing Bank only with respect to such Letter of Credit (and all modifications and extensions thereto that are permitted by the terms of this Agreement governing Letters of Credit issued hereunder) and from and after the Fifth Amendment Effective Date, Community Banks of Colorado shall have no obligation to issue any additional Letters of Credit hereunder.”
“LIBO Rate”:  the definition of “LIBO Rate” is deleted.
“Loan Documents”: the definition of “Loan Documents” is amended by adding the following phrase immediately before the period at the end of such definition: “provided, however, that for purposes of Article X and Section 12.02, the term “Loan Documents” shall not include Hedging Arrangements.

ANNEX D
AMENDMENTS TO CREDIT AGREEMENT
1.                  Notes.  Section 2.02(d) is amended in its entirety to read as follows:

“(d)	Notes. Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.04, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.04, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s pro rata share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
At the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit A or such other form approved by the Administrative Agent.”
2.            Times.  The reference to “11:00 a.m. Denver time” in Sections 2.03, 2.08(e), 3.04 and 4.01 of the Credit Agreement shall be replaced with “1:00 p.m. New York time”.  The reference to “12:00 noon, Denver time” in Section 2.05 of the Credit Agreement shall be replaced with “2:00 p.m. New York time”.  The reference to “9:00 a.m. Denver time” in Section 2.08(e) shall be replaced with “11:00 a.m. New York time”.

3.            Section 2.03 (Requests for Borrowings) is amended as follows: in the first paragraph of Section 2.03, at the end of clause (a), the following parenthetical is hereby added before the semicolon: “(or, in the case of an ABR Borrowing to be funded on the Fifth Amendment Closing Date, not later than 1 P.M. New York time on the Fifth Amendment Closing Date)”.

4.            Section 2.07(c) (Borrowing Base scheduled and Interim Redetermination Procedures) is amended by (A) replacing the reference to “May 15, 2013” with “June 15, 2015”, (B) replacing the reference to “November 15” with “December 15” and (c) replacing the reference to “May 15” with “June 15.”

5.            Section 2.07 (Borrowing Base) is amended by adding a new Section 2.07(g) as follows:

“(g)            Non-Conforming Borrowing Base
(i)      The Borrowing Base otherwise determined under this Section 2.07 shall be increased by the Non-Conforming Borrowing Base, which shall be adjusted when and as the Borrowing Base determinations are effective.

(ii)     Prior to the Conforming Date, the Non-Conforming Borrowing Base is equal to the lesser of (A) $30,000,000.00 or (B) the difference between $230,000,000.00 and the amount the Borrowing Base would be determined to be under this Section 2.07 without giving effect to the increase under (i) above (the “Conforming Borrowing Base”).

(iii)     On or after the Conforming Date, the Non-Conforming Borrowing Base shall be $0, and shall remain $0 at all times after such Conforming Date.

(iv)     The “Conforming Date” is the earliest to occur of the following:

(A)	The first annual anniversary of the Fifth Amendment Closing Date;

(B)
The date on which the Borrower receives aggregate cash proceeds from the sale or issuance of Equity Interests or Debt (other than Loans and Letter of Credit obligations under this Agreement), net of commissions and fees paid to a capital markets adviser, in excess of the Non-Conforming Borrowing Base as most recently adjusted; and

(C)	The date the Conforming Borrower Base is greater than $230,000,000.00.

(v)     Prior to the Conforming Date, each determination of the Borrowing Base under Section 2.07 (or request therefor) shall include the determination (or request therefor) of the Conforming Borrowing Base and Non-Conforming Borrowing Base, in the same manner, at the same times, and by the same requisite Lenders as the determination (or request therefor) of the Borrowing Base.”

6.            Sections 3.02(e) (Interest) and Sections 3.03(a) and (b) (Alternate Rate of Interest) are amended by deleting the phrases “or the LIBO Rate” and “or LIBO Rate” each time they appear.

7.            Section 3.05(a) (Letter of Credit Fees) is amended by replacing the words “LIBO Rate Borrowing” with “Eurodollar Borrowing”.

8.            Section 3.05(c)(i) (Threshold Commitment Fee) is amended to read as follows:  “(i) before the Conforming Date, 0.375% of each increase in the Conforming Borrowing Base over its previously highest level and 0.500% of each increase in the Non-Conforming Borrowing Base over its previously highest level, and on or after the Conforming Date 0.375% of any increase in the Borrowing Base over its previously highest level.”

9.            Section 3.05(e) (Unused Commitment Fee) is amended by revising the first sentence to read as follows:

“The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee equal to the rate per annum set forth in the grid in the definition of Applicable Margin under the column titled “Unused Commitment Fee” for the applicable utilization percentage in Column “A” of such grid, in each case calculated on the average daily amount of the unused Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date of termination of the Commitments.”
10.            Section 7.04(b) (No Material Adverse Change) is amended by replacing “August 31, 2012” with “August 31, 2014”.

11.            Section 7.14 (Subsidiaries) is amended in its entirety to read as follows:  “As of the Fifth Amendment Closing Date, the Borrower has no Subsidiaries.”

12.            Section 7.31 is amended to read as follows:

“Section 7.31 Sanctions.  None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are:  (i) the subject or target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation currently, Cuba, Iran, north Korea, Sudan and Syria.”
13.            Section 8.13(a) (Title Information) is amended by deleting the following comma and words that appear at the end of such definition:  “, with such 80% first being satisfied from Proved Development Producing Reserves, next from Proved Development Nonproducing Reserves and thereafter from Proved Undeveloped Reserves”.

14.            Section 8.14 is amended as follows:

The heading of such Section is amended to be “Collateral”.
The following sentence is added to the beginning of Section 8.14(a):  “The Indebtedness shall be secured by first and prior liens on substantially all assets of the Borrower and its Subsidiaries, including Oil and Gas Properties representing not less than 80% of the NPV of the Oil and Gas Properties evaluated in the most recent reserve report.  The Borrower agrees to deliver, and agrees to cause its Subsidiaries to deliver, such mortgages, deeds of trust, security agreements, financing statements and other security documents, in each case as may be requested by the Administrative Agent and in form and substance satisfactory to the Administrative Agent.”
Section 8.14(b) is amended by adding the following at the end of the first sentence:  “and to grant a first and prior lien on its Oil and Gas Properties and other assets as required by Section 8.14(a).”
Section 8.14 is amended by adding the following new subsection (c):

“(c)            The mortgages and deeds of trust delivered by the Borrower and other Loan Parties pursuant to this Agreement shall expressly exclude from the description of the collateral covered thereby, and shall not otherwise encumber, any Building which is not a Designated Building (as each such term defined below in this subsection (c)).  If requested by the Administrative Agent, the Borrower shall, and shall cause the applicable Loan Party to, provide the following with respect to each Designated Building (as hereinafter defined):

(i)
(A) information and documentation sufficient to obtain a standard life of loan flood hazard determination certificate issued by a flood hazard certification firm acceptable to the Administrative Agent (a “SFHD”) for such parcel or other portion of the Mortgaged Property upon which is located any Designated Building and (B) an SFHD indicating that the Designated Building is not located in a Special Flood Hazard Area, as defined in the Flood Disaster Protection Act of 1972 (as now or hereafter in effect or any successor statute thereto, the “FDPA”), or

(ii)
if the SFHD indicates that the Designated Building is located in a Special Flood Hazard Area, (A) a written notice of that fact, acknowledged by the Company and any applicable Guarantor, (B) evidence of adequate flood insurance on the Designated Building and its contents located on the Oil and Gas Properties and (C) such other information required by the Administrative Agent or any Lender for compliance with (1) any applicable requirements of the FDPA or other similar applicable laws, rules or regulations, or (2) promptly following written notice thereof from the Administrative Agent or any Lender, any applicable requirements of the Administrative Agent or any Lender in accordance with the Administrative Agent's or such Lender's standard policies and practices.

As used in this Section 8.14(c): “Building” means any Building or Manufactured (Mobile) Home, in each case as defined in the applicable Flood Insurance Regulations); and  “Flood Insurance Regulations” means (I) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (II) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (III) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; and “Designated Building” means a Building located on any real property that constitutes Collateral which the Administrative Agent in its discretion determines should be included in the description of the property encumbered by a Mortgage.”

15.            Section 9.05 (Investments, Loans and Advances).  Section 9.05(h) is amended to read as follows:  “(h) investments in or to any wholly owned Subsidiary that is a Guarantor”.

16.            Section 9.06 (Nature of Business).  Section 9.06 is amended by adding the words “or the business of any Subsidiary” after the words “its business”

17.            Section 9.08 (Proceeds of Notes/Loans):  The heading of Section 9.08 is amended to read “Proceeds of Loans”, and the following new sentence is added to the end of such Section:  “The Borrower will not, directly or indirectly, use any part of the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA.”

18.            Section 10.01  (Events of Default) is amended as follows:  in Sections 10.01(c), (d), (e), (f), (g), (h), (i), (k) and (l), each reference to “the Borrower” shall be replaced by “the Borrower or any Subsidiary”.

19.            Section 11.03 (Action by Administrative Agent) is amended as follows:  The third sentence of Section 11.03 is amended by deleting the proviso that appears therein; and the fourth sentence of Section 11.03 is amended by deleting the word “however”.

20.            Section 11.06 (Resignation or Removal of Administrative Agent) is amended by restating the first sentence thereof to read as follows:  “Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower”.

21.            Section 11.08 (No Reliance) is amended by restating the penultimate sentence to read as follows:  “In this regard, each Lender acknowledges that Haynes and Boone, LLP is acting in this transaction as counsel to the Administrative Agent only”.

22.            Section 12.01(a)(ii) and Section 12.01(a)(iii) (Notices) are each amended to read as follows:

“(ii) if to the Administrative Agent:                           SunTrust Bank
3333 Peachtree Street, N.E.
Atlanta, Georgia 30326
Attention: Yann Pirio
Telecopy Number: (404) 827-6270
With a copy to (for
Information purposes only):                     SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170
To the Issuing Bank:                                         SunTrust Bank
25 Park Place, N.E./Mail Code 3706/16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129”
“(iii)                  if to any Lender, to it at its address (or facsimile number) set forth on its administrative agency information form provided to the Administrative Agent or on its Assignment and Assumption.”
23.            Sections 12.01(b), (c) and (d) (Notices) are amended to read as follows:

“(b)
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent or the Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section.

(c)	Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Indebtedness hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(d)	Electronic Communications. (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV or Article V unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by the party receiving such notice or communication; provided that approval of such procedures may be limited to particular notices or communications.
(ii)            Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received by an intended recipient at the time that such intended recipient is deemed to have received, at its e-mail address as described in the foregoing clause (i) of this subsection (d), notification that such notice or communication is available and identifying the website address therefor.”

24.            Section 12.02(b) (Waivers, Amendments) is amended to read as follows:

“(b)            No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and, other than Hedging Agreements, signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) increase the Borrowing Base, Conforming Borrowing Base or Non-Conforming Borrowing Base without the written consent of each Lender;

(iii) modify Section 2.07 in any manner without the consent of each Lender; provided that a Scheduled Redetermination may be postponed by the Required Lenders;

(iv) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender entitled to such payment;

(v) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender entitled to such payment, or postpone the scheduled date for the termination or reduction of the Commitment of any Lender, without the written consent of such Lender;

(vi) change Section 4.01 or Section 10.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vii) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(viii) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Indebtedness, without the written consent of each Lender; or

(ix) release all or substantially all collateral (if any) securing any of the Indebtedness, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of provisions that expressly survive termination), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.”
25.               Section 12.03(a)(i) (Expenses) is amended by deleting the words “the Lenders” and inserting in lieu thereof “the Administrative Agent and its Affiliates”.

26.               Section 12.03(b) (Indemnity) is amended as follows:
In the language that precedes clause (i), after the words “INCURRED OR ASSERTED AGAINST ANY INDEMNITEE” insert the following words: “BY ANY THIRD PARTY OR THE BORROWER OR ANY LOAN PARTY”.
At the end of such Section, add the following:   “No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct.  The obligations of the Borrower and the Guarantors under this Section shall be joint and several.”
27.                Section 12.04(b)(i) (Successors and Assigns) is amended as follows:

In Section 12.04(b)(i)(B) delete the words “and the Issuing Bank” and delete the words “or the Issuing Bank”.
In Section 12.04(b)(i)(B) delete the period at the end and replace it with “; and” and add a new Section 12.04(b)(i)(C), to read as follows:
“(C) the Issuing Bank for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).”
28.                Sections 12.04(b)(iv) and (v) (Successors and Assigns) are amended to read as follows:

“(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s providing any information reasonably requested by the Administrative Agent in connection with its duties hereunder, the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.”
29.            Section 12.04(c)(i) is amended by deleting the words “in the proviso to Section 12.02” and inserting in lieu thereof the words “in the first proviso to Section 12.02(b)”.  Section 12.04(c)(i) is further amended by deleting the words “an agent of the Borrower” in the fourth proviso thereof and inserting in lieu thereof the words “a non-fiduciary agent of the Borrower”.

30.            Section 12.04(d) is amended by adding the words “or other central bank” after the words “Federal Reserve Bank”.

31.            Section 12.04(f) is amended to read as follows:
“Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would be to the Borrower, an Affiliate of the Borrower, or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).”
32.            Section 12.09(a) (Governing Law; Jurisdiction; etc.) is amended by deleting “Colorado” and inserting in lieu thereof “New York”; and Section 12.09(b) is amended to read as follows:

“(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.”

33.            The last sentence of Section 12.11 (Confidentiality) is amended to read as follows:  “Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”

34.            Section 12.12(b) (Interest Rate Limitation) is amended by replacing the word “Notes” with “Indebtedness” and by changing the phrase “the Loans evidenced by the Notes” to “the Loans”.

35.            A new Section 12.18 is added, as follows:

“Section 12.18 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its and its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.”

ANNEX E
AMENDMENTS TO ARTICLE V AND RELATED DEFINITIONS
 (INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY)
1.                  New Definitions.  The following definitions are hereby added to Section 1.01 of the Credit Agreement in proper alphabetical order or, as applicable, amended and restated in their entirety to read as follows:

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
2.                  Section 5.01 (Increased Costs) is amended in its entirety to read as follows:

“SECTION 5.01.  Increased Costs.
(b)            Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c)            Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(d)            Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)            Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).”

3.                Section 5.03 (Taxes) is amended in its entirety to read as follows:

“SECTION 5.03.  Taxes.
(a)            Defined Terms.  For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      Without limiting the generality of the foregoing,

(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party  (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN-E-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E-E; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)            For purposes of determining withholding Taxes imposed under FATCA, from and after the Fifth Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.            A new Section 5.05 is added following the existing Section 5.04 as follows:

“SECTION 5.05.  Mitigation Obligations; Replacement of Lenders.
(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.05(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”

EXHIBIT K-1
FORM OF
 U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Synergy Resources Corporation, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: _________________________________________________________
Name:
Title:
Date: ________ __, 20[  ]
Exhibit K-1

EXHIBIT K-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Synergy Resources Corporation, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: ____________________________________________________
Name:
Title:
Date: ________ __, 20[  ]
Exhibit K-2

EXHIBIT K-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Synergy Resources Corporation, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: ____________________________________________________
Name:
Title:
Date: ________ __, 20[  ]
Exhibit K-3

EXHIBIT K-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Synergy Resources Corporation, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: ___________________________________________________
Name:
Title:
Date: ________ __, 20[  ]

Exhibit K-4